Exhibit 10.13

Execution Version

CANGO INC.

SERIES C PREFERRED SHARES PURCHASE AGREEMENT

June 4, 2018

Exhibit 10.13

Execution Version

1.	DEFINITIONS		6
	1.1	Certain Defined Terms	6
	1.2	Definitions	12
	1.3	Interpretation and Rules of Construction	13
2.	SALE AND PURCHASE, CLOSING		14
	2.1	Authorization	14
	2.2	Agreement to Purchase and Sell	14
	2.3	Closing	15
	2.4	Closing Deliverables	15
	2.5	Discharge of Payment Obligations	15
3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS		16
	3.1	Organization, Good Standing and Qualification	16
	3.2	Capitalization	16
	3.3	Corporate Structure; Subsidiaries	18
	3.4	Due Authorization	18
	3.5	Valid Issuance of Purchased Shares	19
	3.6	Approvals	19
	3.7	Offering	19
	3.8	Regulatory Matters	19
	3.9	Tax Matters	20
	3.10	Internal Controls	21
	3.11	Financial Statements	21
	3.12	Captive Structure	22
	3.13	Activities since the Statement Date	22
	3.14	Action and Governmental Orders	23
	3.15	Liabilities	24
	3.16	Material Contracts	24
	3.17	Compliance with Laws and Governmental Orders	25
	3.18	Compliance with Previous Transaction Documents	26
	3.19	Titles and Properties	27
	3.20	Permits	27
	3.21	Compliance with Other Instruments	27
	3.22	Related Party Transactions	28
	3.23	Intellectual Property Rights	28
	3.24	Labor and Employment Matters	29
	3.25	Shareholder Agreements	29
	3.26	Prior Legal Matters	29
	3.27	Insolvency	30
	3.28	Disclosure	30
3A.	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS		30
	3A.1	Status	30
	3A.2	Authorization	30
	3A.3	Consents; No Conflicts	31
	3A.4	Securities Holder	31
	3A.5	Action and Governmental Orders	31
4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS		31
	4.1	Status	31
	4.2	Authorization	32
	4.3	Consents; No Conflicts	32
	4.4	Action	32

	4.5	Purchase for Own Account	32
	4.6	Status of Investor	32
	4.7	Restricted Securities	33
5.	COVENANTS OF THE WARRANTORS AND PARTNERSHIPS		33
	5.1	Use of Proceeds	33
	5.2	Business of the Company and the HK Company	33
	5.3	Business of the WFOE and Domestic Companies	33
	5.4	Control Documents	33
	5.5	Transfer of Securities of Founder Holding Companies	33
	5.6	Compliance with Applicable Laws	34
	5.7	Validity of Approvals	34
	5.8	Indemnification	34
	5.9	Investment by the Group Companies	36
	5.10	Breaches of Representations and Warranties	36
	5.11	Fulfilment of Conditions	36
	5.12	Anti-corruption etc.	37
	5.13	Compliance with SAFE Rules and Regulations	37
	5.14	Registration of Amended M&AA	37
	5.15	D&O Insurance	37
	5.16	Other Covenants	37
6.	CONDITIONS TO THE INVESTOR’S OBLIGATION		38
	6.1	Representations and Warranties Being True and Accurate	38
	6.2	Performance of Obligations	38
	6.3	Proceedings and Documents	38
	6.4	Approvals	38
	6.5	No Prohibitions	38
	6.6	Closing Certificate	39
	6.7	Charter Documents	39
	6.8	Execution of Series C Transaction Documents	39
	6.9	Good Standing	39
	6.10	Register of Directors	39
	6.11	Register of Members	39
	6.12	No Material Adverse Effect	39
	6.13	Legal Opinion	39
7.	CONDITIONS TO THE COMPANY’S OBLIGATION		40
	7.1	Representations and Warranties	40
	7.2	Execution of Series C Transaction Documents	40
8.	MISCELLANEOUS		40
	8.1	Survival	40
	8.2	Successors and Assigns	40
	8.3	Entire Agreement	41
	8.4	Notices	41
	8.5	Amendments and Waivers	41
	8.6	Counterparts	41
	8.7	Severability	42
	8.8	Interpretation	42
	8.9	Confidentiality and Non-Disclosure	42
	8.10	Further Assurances	43
	8.11	Governing Law	43
	8.12	Dispute Resolution	43

8.13	Remedies	44
8.14	Expenses	44
8.15	Termination of this Agreement	44
8.16	Investors’ Obligations Being Several	45

LIST OF SCHEDULES AND EXHIBITS

Schedule 1: Key PRC Companies; Founders and Founder Holding Companies; Investors

Part A: Key PRC Companies (other than WFOE and Shanghai Cango)

Part B: Founders and Founder Holding Companies

Part C: Investors

Schedule 2: Capitalization of the Group

Part A: Capitalization of the Company as of the Date hereof and Immediately prior to the Closing (without calculating ESOP Shares)

Part B: Capitalization of the Company Immediately after the Closing (without calculating ESOP Shares)

Part C: Capitalization of the Company Immediately after the Closing (calculating ESOP Shares)

Schedule 3: Disclosure Schedule

Schedule 4: Key Employees

Schedule 5: Notices

Schedule 6: Additional Covenants

Exhibit A: Form of Amended M&AA

Exhibit B: Form of Shareholders’ Agreement

Exhibit C: Form of Right of First Refusal and Co-Sale Agreement

Exhibit D: Form of Director Indemnification Agreement

Exhibit E: Form of Closing Certificate

Exhibit F: Form of Legal Opinion

Exhibit G: Form of Employment Agreement, Confidentiality, Non-competition and Proprietary Rights Agreement

SERIES C PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES C PREFERRED SHARES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2018 by and among:

(1)    Cango Inc., a company duly incorporated under the Laws of the Cayman Islands (the “Company”);

(2)    Cango Group Limited, a company duly incorporated under the Laws of Hong Kong (the “HK Company”);

(3)    Can Gu Long (Shanghai) Information Technology Consulting Services Co., Ltd. (灿谷隆(上海)信息科技咨询服务有限公司), a wholly foreign-owned enterprise incorporated under the Laws of the PRC (the “WFOE”);

(4)    Shanghai Cango Investment and Management Consultation Service Co., Ltd. (上海灿谷投资管理咨询服务有限公司), a limited liability company incorporated under the Laws of the PRC (“Shanghai Cango”);

(5)    Each of the entities listed in Part A of Schedule 1 (together with the WFOE and Shanghai Cango, the “Key PRC Companies” and each, a “Key PRC Company”);

(6)    Each of the individuals and their respective holding companies listed in Part B of Schedule 1 (such individuals, collectively the “Founders” and each a “Founder”; and such holding companies, collectively the “Founder Holding Companies” and each a “Founder Holding Company”);

(7)    Huaiyuan L.P., a limited partnership incorporated under the Laws of British Virgin Islands;

(8)    Minghuai L.P., a limited partnership incorporated under the Laws of British Virgin Islands;

(9)    Xiehuai L.P., a limited partnership incorporated under the Laws of British Virgin Islands (together with Huaiyuan L.P. and Minghuai L.P., each, a “Partnership” and collectively, the “Partnerships”); and

(10)    the Persons listed in Part C of Schedule 1 hereto (collectively, the “Investors”, and each, an “Investor”).

The Company, the HK Company, the Key PRC Companies, the Founders, the Founder Holding Companies, the Partnerships and the Investors shall hereinafter collectively be referred to as the “Parties” and respectively referred to as a “Party”.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1.

RECITALS

A.	The capitalization of the Company as at the date hereof is set out in Part A of Schedule 2.

B.	The Company owns one hundred percent (100%) of the outstanding share capital of the HK Company, which owns one hundred percent (100%) of the registered capital of the WFOE, which exercises effective control over the business and operations of Shanghai Cango by a captive structure pursuant to the Control Documents (as defined below).

C.	The WFOE and the Domestic Companies (as defined below) are principally engaged in the business of automotive financing facilitation, automotive transaction facilitation and aftermarket service facilitation (the “Principal Business”).

D.	The Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company, a total of 41,378,176 Series C Preferred Shares (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1    Certain Defined Terms. For purposes of this Agreement:

“Accounting Standards” means generally accepted accounting principles in the United States or PRC, as applicable, applied on a consistent basis.

“Action” means any notice, charge, claim, action, cause of action, demand, examination, indictment, litigation, arbitration, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, whether public or private and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his foregoing immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons; and (c) in the case of an Investor, shall include (i) any general partner of such Investor (if applicable) and any fund manager of such Investor, and (ii) any fund that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by, such Investor or any fund manager of such Investor. For purposes of this Agreement, any Investor shall not be deemed to be an Affiliate of any Group Company and vice versa.

“Amended M&AA” means the Second Amended and Restated Memorandum and Articles of Association of the Company to be adopted by the Company on or prior to the Closing Date, substantially in the form attached hereto as Exhibit A.

“Approval” means any approval, license, authorization, certificate, release, order or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Benefit Plan” means any deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan established or maintained by any Group Company which provides or provided benefits for any employee of any Group Company or any beneficiary or dependent of such employee or with respect to which contributions are or have been made by any Group Company on account of an employee of any Group Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by applicable laws or executive order to be closed in the PRC, Hong Kong or the Cayman Islands or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m., Hong Kong time.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, limited liability company agreement, charter, by-laws, trust deed, trust instrument, joint venture or shareholders’ agreement or equivalent documents and business license, in each case as amended and as applicable.

“Circular 37” means Circular 37, issued by SAFE on and effective as of July 4, 2014, titled “Notice Regarding Certain Administrative Measures on Offshore Investment and Financing and Round-trip Investments by PRC Residents Through Offshore Special Purpose Vehicles,” and any attachment, implementation, successor rule or regulation related thereto under PRC Laws.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, undertaking, understanding, commitment, purchase order, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license or other legally binding arrangement, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the following contracts collectively: (i) Exclusive Business Cooperation Agreements (独家业务合作协议) entered into by and between the WFOE and Shanghai Cango, (ii) Exclusive Option Agreements (独家购买权合同) entered into by and among the WFOE, Shanghai Cango and each equity holder of Shanghai Cango, (iii) Power of Attorneys (授权委托书) entered into by and between the WFOE and each equity holder of Shanghai Cango, (iv) Share Pledge Agreements (股权质押协议) entered into by and among the WFOE, Shanghai Cango and each equity holder of Shanghai Cango, and (v) Spousal Consent issued by the spouse of each Founder, in each case as amended and/restated from time to time.

“Didi” means DiDi Sunshine Investments L.P..

“Director Indemnification Agreement” means the Director Indemnification Agreement to be entered into on or prior to the Closing Date between the Company and the Investor Director, substantially in the form attached hereto as Exhibit D.

“Domestic Companies” means, collectively, the Group Companies incorporated or established in the PRC (other than the WFOE), and “Domestic Company” means any of them.

“Domestic Resident” has the meaning set forth in Circular 37.

“Equity Securities” means, with respect to a Person, (a) any shares, share capital, registered capital, equity interests, membership interests, partnership interests, joint venture or other ownership interests in such Person, (b) any options, warrants or rights to subscribe for, acquire or purchase, or any other securities or instruments convertible into or exercisable or exchangeable for, any of the foregoing and (c) any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person.

“ESOP” means the employee incentive plan of the Group adopted by the Board on May 25, 2018 pursuant to Company’s then effective shareholders’ agreement.

“Fundamental Warranties” means the representations and warranties of the Warrantors contained in Section 3.1 to Section 3.7, Section 3.21 and Section 26.

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any political subdivision thereof, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, any public international organization, any court, tribunal or arbitrator or the governing body of any securities exchange or other self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction (whether temporary or permanent) or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company, the HK Company, the WFOE, Shanghai Cango, the Subsidiaries of any of the foregoing and each Person (other than an individual) that is directly or indirectly Controlled by any of the foregoing, including any joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group Company” means any of them. For avoidance of any doubt, in any event the term Group Companies or Group shall not include Liaoning Junan Automotive Consulting Co., Ltd. (辽宁君安汽车咨询服务有限公司).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means actual or contingent obligations in respect of (a) funds borrowed, (b) any amount raised pursuant to any note purchase agreement or the issue of bonds, other than performance bonds issued in the ordinary course of business, notes, debentures, loan stock or any similar instrument, (c) receivables sold or discounted, other than any receivables to the extent they are sold on a non-recourse basis, (d) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (e) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and (f) the amount of any liability in respect of any guarantee for any of the items referred to in (a) to (e) above (and, when calculating the value of any such guarantee, the amount of any guarantee limit or cap shall be taken into account).

“Indemnifiable Loss” means, with respect to any Person, any action, proceeding, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, together with all interest, penalties and legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, provisionals, renewals and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered or unregistered copyrights, copyrightable works, mask works, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation) and registrations and applications therefor, (d) URLs, domain names, web addresses, web sites, web pages and any part thereof, accounts with Twitter, Facebook, Instagram and other social media companies and the content found thereon and related thereto and uniform resource locators, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals and research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) brand names, logos, slogans, design rights, trade names, trade dress, trademarks and service marks, and registrations and applications therefor, (h) the goodwill symbolized or represented by the foregoing, customer lists, data collections and other proprietary information and common-law rights and (i) other intellectual property, whether or not registrable, in each case under any Law but excluding commercially readily available intellectual property such as “off the shelf” computer software.

“Key Employee” means, with respect to each Group Company, the president, the chief executive officer, the chief financial officer, the chief operating officer, the general manager and any other officer of or above such level, and any other employee with responsibilities similar to any of the foregoing of such Group Company.

“Knowledge” means, with respect to a Person, the actual knowledge and constructive knowledge of such Person after making due and diligent inquiry into relevant underlying facts.

“Law” or “Laws” means any constitutional provision, statute, ordinance, code, treaty, decree or judgment or other law, legislative measure, rule, regulation, official policy or interpretation of any Governmental Authority, any common or customary law and any Governmental Order.

“Liabilities” means any and all Indebtedness and other debts, losses, fines, costs, royalties, deficiencies, obligations and liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means (a) any mortgage, pledge, claim, security interest, hypothecation, assignment, deed of trust, title retention, lien, charge (whether fixed or floating) or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, pre-emptive right, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or development that, individually or in the aggregate, has had, has or could reasonably be expected to have (a) a material adverse effect on the Principal Business, assets, operations, results of operations, financial condition, prospects or liabilities of the Group taken as a whole; (b) any material adverse effect on the ability or the qualifications of the Group Companies to operate and conduct the Principal Business in the manner in which it is currently or contemplated to be operated or conducted by the Group Companies, or (c) any material adverse effect on the transactions as contemplated hereunder or under any other Series C Transaction Document.

“Ordinary Shares” means any and all of the ordinary shares in the authorized share capital of the Company, each with a par value of US$0.0001, with the rights and privileges as set forth in the Amended M&AA.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or the validity of which are being contested and (b) Liens incurred in the ordinary course of business, which (i) do not individually or in the aggregate materially detract from the value, use or transferability of the assets that are subject to such Liens and (ii) were not incurred in connection with the borrowing of money.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China but, solely for purposes of this Agreement, excluding Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“Preferred Shares” means the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Public Official” means (a) any employee or official of any Governmental Authority, including any employee or official of any entity owned or controlled by a Governmental Authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization or (e) any Person who acts in an official capacity for or on behalf of any of the foregoing.

“Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit C.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC or any of its local counterparts.

“Securities Act” means the United States Securities Act of 1933, as amended and interpreted from time to time.

“Series A-1 Preferred Shares” means any and all of the Series A-1 preferred shares in the authorized share capital of the Company, each with a par value of US$0.0001, with the rights and privileges as set forth in the Amended M&AA.

“Series A-2 Preferred Shares” means any and all of the Series A-2 preferred shares in the authorized share capital of the Company, each with a par value of US$0.0001, with the rights and privileges as set forth in the Amended M&AA.

“Series A-3 Preferred Shares” means any and all of the Series A-3 preferred shares in the authorized share capital of the Company, each with a par value of US$0.0001, with the rights and privileges as set forth in the Amended M&AA.

“Series B Preferred Shares” means any and all of the Series B preferred shares in the authorized share capital of the Company, each with a par value of US$0.0001, with the rights and privileges as set forth in the Amended M&AA.

“Series C Preferred Shares” means any and all of the Series C preferred shares in the authorized share capital of the Company, each with a par value of US$0.0001, with the rights and privileges as set forth in the Amended M&AA.

“Series C Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Right of First Refusal and Co-Sale Agreement, the Amended M&AA, the Director Indemnification Agreement, the Control Documents, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement of the Company to be entered into on or prior to the Closing Date among the Parties and the other parties named therein, substantially in the form attached hereto as Exhibit B.

“Subsidiary” means, with respect to any specified Person, any other Person that is Controlled directly or indirectly by such specified Person.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest, addition to tax, surcharge, fine or penalty (civil or criminal) related thereto or to the non-payment thereof and any loss or tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom, including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person with respect to any of the foregoing items.

“Tax Return” means any return, declaration, disclosure, report, estimate, claim for refund, claim for extension, information return or statement relating to any Tax required to be filed with the Governmental Authorities, including any schedule, attachment or amendment thereto.

“US$” means United States dollars, the lawful currency of the United States of America.

1.2    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Location
“Agreement”	Preamble
“Anti-Bribery Laws”	Section 3.17(d)
“Anti-Money Laundering Laws”	Section 3.17(g)
“Arbitration Rules”	Section 8.12
“Audited Financial Statements”	Section 3.11(a)
“Board”	Section 5.1
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Company”	Preamble
“Company Security Holder”	Section 3.8(b)
“Confidential Information”	Section 8.9(a)
“Conversion Shares”	Section 2.1(b)
“Disclosing Party”	Section 8.9(d)
“ESOP Shares”	Section 3.2(a)(iii)
“FCPA”	Section 3.17(d)
“Financial Statements”	Section 3.11(a)
“Financing Terms”	Section 8.9(a)
“Founder or “Founders”	Preamble

“Founder Holding Company” or “Founder	Preamble
“Holding Companies”
“HK Company”	Preamble
“HKIAC”	Section 8.12
“Indemnified Party”	Section 5.8(a)
“Investor” or “Investors”	Preamble
“Investor Director”	Section 6.3
“Leased Properties”	Section 3.19(b)
“Management Accounts”	Section 3.11(a)
“Management Statement Date”	Section 3.11(a)
“Material Contracts”	Section 3.16(a)
“OFAC”	Section 3.17(f)
“Partnerships”	Preamble
“Party” or “Parties”	Preamble
“Principal Business”	Recitals
“Purchase Price”	Section 2.2
“Purchased Shares”	Recitals
“Related Party”	Section 3.22
“Related Party Contract”	Section 3.22
“Representatives”	Section 3.17(d)
“SAFE Rules and Regulations”	Section 3.8(b)
“Shanghai Cango”	Preamble
“Social Security”	Section 3.24(b)
“Statement Date”	Section 3.11(a)
“Transfer”	Section 5.5
“Warrantor” or “Warrantors”	Section 3
“WFOE”	Preamble
“Youche Youjia”	Section 3.16(a)

1.3    Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference is to a Section of, or an Exhibit or Schedule to, this Agreement;

(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto;

(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)    references to a Person are also to its successors in title and permitted assigns;

(h)    the use of “or” is not intended to be exclusive;

(i)    the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(j)    all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders;

(k)    in calculations of share numbers, references to a “fully diluted and as-converted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged;

(l)    references to this Agreement include the Schedules, which form an integral part hereof; and

(m)    a reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

2.	SALE AND PURCHASE, CLOSING

2.1    Authorization.

As of the Closing, the Company shall have authorized (a) the issuance, pursuant to the terms and conditions of this Agreement, of the Purchased Shares, having the rights, preferences, privileges and restrictions set forth in the Amended M&AA and the Shareholders’ Agreement and (b) the reservation of Ordinary Shares for issuance upon conversion of the Purchased Shares (the “Conversion Shares”).

2.2    Agreement to Purchase and Sell.

Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to each Investor, and such Investor shall purchase from the Company, that number of Series C Preferred Shares set forth opposite such Investor’s name in the column entitled “Purchased Shares” on Part C of Schedule 1 (with respect to such Investor, the “Purchased Shares”) at a purchase price of US$5.9363 per share for an aggregate purchase price of such amount as set forth opposite such Investor’s name in the column titled “Purchase Price” on Part C of Schedule 1 (with respect to such Investor, the “Purchase Price”).

2.3    Closing.

The consummation of the purchase and sale of the Purchased Shares with respect to each Investor (with respect to such Investor, the “Closing”) shall take place remotely via the exchange of documents and signatures on a date which is no later than ten (10) Business Days after the fulfilment or waiver in writing of the conditions to the Closing set forth in Section 6 and Section 7 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfilment or waiver of those conditions at the Closing) or on such other date as the Company and such Investor may agree to in writing (with respect to such Investor, the “Closing Date”). The Company shall use all reasonable efforts to ensure the conditions set forth in Section 6 (other than Section 6.4(b)) shall be fulfilled as soon as reasonably practicable by the Closing Date. The Company shall notify each Investor in writing within one (1) Business Day of becoming aware that all closing conditions (other than those closing conditions that by their nature are to be satisfied at the Closing) that are set forth in Section 6 have been satisfied or waived.

2.4    Closing Deliverables.

At the Closing:

(a)    the Company shall deliver to each Investor the following items:

(i)    each item referred to in Section 6.3, Section 6.4, Section 6.6, Section 6.8 to Section 6.11 and Section 6.13, such Investor’s receipt of which is made an express closing condition pursuant to Section 6; and

(ii)    a share certificate representing the Purchased Shares, duly issued by the Company to such Investor; and

(b)    against compliance by the Company with its obligations under Section 2.4(a), each Investor shall:

(i)    deliver to the Company each item referred to in Section 7.2, the Company’s receipt of which is made an express closing condition pursuant to Section 7; and

(ii)    pay to the Company an amount in US$ equal to the Purchase Price with respect to such Investor, by delivery of irrevocable wiring instructions, to a bank account designated by the Company not less than five (5) Business Days prior to the Closing Date.

2.5    Discharge of Payment Obligations.

Compliance by each Investor with its obligations under Section 2.4(b)(ii) shall constitute full discharge by such Investor of its obligations to pay the Company the Purchase Price for the Purchased Shares pursuant to Section 2.2.

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Company, the HK Company, the Key PRC Companies, the Founders and the Founder Holding Companies (collectively, the “Warrantors” and each, a “Warrantor”) hereby jointly and severally represent and warrant to each Investor that, subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Warrantors to such Investor as of the date hereof (the “Disclosure Schedule”, as attached hereto as Schedule 3, the contents of which shall also be deemed to be representations and warranties hereunder), each of the statements contained in this Section 3 is true, accurate and not misleading on and as of the date hereof and shall be true, accurate and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date:

3.1    Organization, Good Standing and Qualification.

The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The HK Company is duly organized, validly existing and in good standing under the Laws of Hong Kong. Each of the WFOE and the Domestic Companies is duly established, validly existing and in good standing, with its business license and articles of association in full force and effect, under, and in compliance with, the Laws of the PRC. Each other Group Company (if any) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Group Company has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on the business it currently conducts, and is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect. The Company was formed solely to acquire and hold shares in the HK Company and since its formation has not engaged in any other business and has not incurred any Liability other than those as set forth in Section 3.1 of the Disclosure Schedule and incidental to its formation and maintenance. The HK Company was formed solely to acquire and hold equity interests in the WFOE and since its formation has not engaged in any other business and has not incurred any Liability other than those as set forth in Section 3.1 of the Disclosure Schedule and incidental to their respective formation and maintenance. Each Group Company that is a PRC entity has a valid business license issued by the State Administration of Industry and Commerce of the PRC or its local branch or other relevant Government Authorities, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

3.2    Capitalization.

(a)    The Company.

(i)    As of the date hereof, the authorized share capital of the Company is US$50,000 divided into (A) a total of 372,138,271 Ordinary Shares, 152,815,513 of which are issued and outstanding, (B) a total of 53,431,125 Series A-1 Preferred Shares, all of which are issued and outstanding, (C) a total of 2,179,215 Series A-2 Preferred Shares, all of which are issued and outstanding,(D) a total of 10,308,663 Series A-3 Preferred Shares, all of which are issued and outstanding, and (E) a total of 61,942,726 Series B Preferred Shares, all of which are issued and outstanding.

(ii)    Immediately prior to the Closing, the authorized share capital of the Company will be US$50,000 divided into (A) a total of 330,760,095 Ordinary Shares, 152,815,513 of which will be issued and outstanding, (B) a total of 53,431,125 Series A-1 Preferred Shares, all of which will be issued and outstanding, (C) a total of 2,179,215 Series A-2 Preferred Shares, all of which will be issued and outstanding, (D) a total of 10,308,663 Series A-3 Preferred Shares, all of which will be issued and outstanding, (E) a total of 61,942,726 Series B Preferred Shares, all of which will be issued and outstanding, and (F) a total of 41,378,176 Series C Preferred Shares, none of which will be issued and outstanding but all of which will be allotted and issued to the Investors at the Closing pursuant to the terms and subject to the conditions of this Agreement.

(iii)    Options. As of the Closing Date, an aggregate number of 27,845,526 Ordinary Shares (“ESOP Shares”) have been issued or reserved for issuance from time to time to the respective management and key employees of the Group Companies under the ESOP. Except for (A) the Equity Securities issued under the ESOP, (B) conversion privileges attached to the Preferred Shares and (C) the Series C Transaction Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any Equity Security in the Company. Except as contemplated by the Series C Transaction Documents, no Equity Security in the Company is subject to any Lien or other right to purchase such Equity Security (whether in favor of the Company or any other Person).

(iv)    Securities Holders. The capitalization tables set forth in Part A, and in Part B and Part C, of Schedule 2 set out the capitalization of the Company on a fully diluted and as-converted basis (i) as of the date hereof and immediately prior to the Closing and (ii) immediately after the Closing, respectively, in each case reflecting all the then outstanding Equity Securities in the Company and the record and beneficial holders thereof.

(b)    The HK Company. The Company holds one hundred percent (100%) of the issued share capital of the HK Company. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any Equity Security in the HK Company. No Equity Security in the HK Company is subject to any Lien or other right to purchase such Equity Security (whether in favor of the HK Company or any other Person).

(c)    The WFOE and Domestic Companies. Other than contemplated by the Control Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any Equity Security in the WFOE or any Domestic Company. Except for the options and share pledges contemplated by the Control Documents and except pursuant to applicable PRC laws, no Equity Security in the WFOE or any Domestic Company is subject to any Lien or other right to purchase such Equity Security (whether in favor of the WFOE or such Domestic Company (as applicable) or any other Person). Except as set forth in Section 3.2(c) of the Disclosure Letter, the registered capital of the WFOE or each Domestic Company has been fully paid in accordance with PRC Laws and the articles of association of WFOE and such Domestic Company (as applicable).

(d)    The Group Companies. All outstanding Equity Securities in each Group Company are duly authorized and validly issued in compliance with all applicable Laws, pre-emptive rights of any Person and applicable Contracts, and are fully paid and non-assessable (except as disclosed in Section 3.3 of the Disclosure Schedule). All share capital of each Group Company is free of any and all Liens, except as provided under the Series C Transaction Documents. There are no (i) resolutions pending to increase the share capital or registered capital of any Group Company or to cause the liquidation, winding up or dissolution of any Group Company, (ii) dividends which have accrued or been declared but are unpaid by any Group Company, (iii) obligations, contingent or otherwise, of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Person, except as provided in the Amended M&AA, (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company, other than the ESOP, and (v) Contracts which affect or relate to the voting or giving of written consents with respect to any Equity Security in any Group Company, other than the Series C Transaction Documents.

(e)    Vesting etc.. Except as contemplated by the ESOP, no Group Company’s Contracts relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in vesting provisions or other terms thereof upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing or any other means.

(f)    Title. Other than contemplated by the Control Documents, each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(f) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Laws.

3.3    Corporate Structure; Subsidiaries.

Section 3.3 of the Disclosure Schedule sets forth complete and accurate information (including the name, subscribed and contributed registered capital, authorized and issued share capital and shareholders) regarding each of the Group Companies immediately prior to the Closing and immediately after the Closing. There is no agreement among the Founders, the Founder Holding Companies, the Group Companies and/or, to the Knowledge of the Warrantors, any other Person with respect to the ownership or Control of any of the Group Companies, except as contemplated by the Series C Transaction Documents. Except as set forth in Section 3.3 of the Disclosure Schedule, no Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or Equity Security in any Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment or capital contribution in or on behalf of any other Person.

3.4    Due Authorization.

Each of the Founders is of sound mind and is not bankrupt under the laws of the PRC or any other jurisdiction. Each of the Warrantors and the other Group Companies has all requisite power and authority to execute and deliver each Series C Transaction Document to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each of the Warrantors and the other Group Companies (and, as applicable, its officers, directors and shareholders) that are required for the authorization, execution and delivery of each Series C Transaction Document to which it is a party, the performance of all of its obligations thereunder and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale, transfer and delivery of the Purchased Shares and the Conversion Shares has been taken or will have been taken prior to the Closing. Each of the Warrantors has duly executed and delivered this Agreement and, on the Closing Date, each of the Warrantors and the other Group Companies will have duly executed and delivered each other Series C Transaction Document to which it is a party. Each of the Series C Transaction Documents to which a Warrantor or other Group Company is a party constitutes, when executed and delivered by such Warrantor or other Group Company (as the case may be), valid and legally binding obligations of such Warrantor or other Group Company (as the case may be), enforceable against such Warrantor or other Group Company (as the case may be) in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.5    Valid Issuance of Purchased Shares.

The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, except for any restrictions on transfer under applicable securities Laws and under the Series C Transaction Documents. The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Amended M&AA, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, except for any restrictions on transfer under applicable securities Laws and under the Series C Transaction Documents, and will rank pari passu in all respects with the then existing Ordinary Shares. The issuance of the Purchased Shares and the Conversion Shares is not subject to any pre-emptive rights, rights of first refusal or similar rights which have not been duly waived as of the Closing Date. The Purchased Shares and the Conversion Shares will be issued in compliance with all applicable Laws, including the Securities Act.

3.6    Approvals.

All Approvals with respect to or on the part of any Warrantor or any other Group Company that are required to be obtained in connection with the valid execution, delivery and performance by each of the Warrantors and the other Group Companies of each Series C Transaction Document to which it is a party or the offer, sale, issuance, transfer or reservation for issuance of the Purchased Shares and the Conversion Shares have been obtained.

3.7    Offering.

The offer, sale, transfer and issuance of the Purchased Shares and the issuance of the Conversion Shares, in each case as contemplated by the Series C Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8    Regulatory Matters.

(a)    Other than as disclosed in Section 3.8 of the Disclosure Schedule, the Group Companies have obtained necessary Approvals with respect to their respective operations and the Principal Business and all such Approvals are in full force and effect. The absence, or failure of renewal or maintaining, of such Approvals as disclosed in Section 3.8 of the Disclosure Schedule has not resulted in, would not be expected to result in, any Material Adverse Effect. None of the Group Companies has engaged in any insurance or banking business or any financial services, telecommunication, utilities or other regulated business outside the scope of business as currently conducted by such Group Company. No Warrantor has reason to believe that any material Approval required for the conduct of the Principal Business or any part thereof which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

(b)    Each registered holder or beneficial owner of any Equity Securities in the Company other than the Investors (each, a “Company Security Holder”) who is a Domestic Resident and subject to any of the registration or reporting requirements of Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”) has complied with such registration and/or reporting requirements under the SAFE Rules and Regulations with respect to its investment in the Group Companies. None of the Warrantors, nor, to the Knowledge of the Warrantors, the other Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral and written filings, registrations, reporting and any other communications required by SAFE or any of its local branches applicable to the Group Companies. The WFOE and each Domestic Company has obtained all Approvals necessary under PRC Laws to conduct foreign exchange transactions as now being conducted by it, and has no reason to believe that it cannot obtain all Approvals for the conduct of foreign exchange transactions as now being conducted and planned to be conducted.

3.9    Tax Matters.

(a)     (i) The Group Companies have complied with applicable Laws with respect to Tax in all material respects, all Tax Returns and reports in relation to the Tax of the Group Companies have been filed punctually, and all records relating to such Tax Returns or to the preparation thereof required by applicable Laws to be maintained by the Group Companies have been duly maintained; (ii) all Taxes required to be reflected in such Tax Returns and reports or otherwise due have been paid punctually; (iii) all such Tax Returns and reports are true, accurate, complete and without deliberate omissions in all material respects, and there are no misrepresentations and errors due to wilfulness or gross negligence in the taxable amounts, applicable tax rates and pre-tax deductions as set forth in such Tax Returns and reports; (iv) no Tax Authority has proposed any adjustment in connection with such Tax Returns formally or informally, and to the Knowledge of the Warrantors, there are no basis for any such adjustments; (v) there are no pending and, to the Knowledge of the Warrantors, threatened Actions against any Group Companies in relation to the assessment or collection of Taxes; (vi) no Group Company has carried out any transaction or entered into any contract or taken any other action for the purpose of evasion of Taxes illegally; (vii) the obligations of tax withholding, collection and payment have been fulfilled punctually by the Group Companies, their Affiliates and third parties in accordance with the relevant Tax Laws, and the Group Company have deducted and paid to Tax Authorities all Tax which they are obliged to withhold and pay pursuant to the applicable Laws; (viii) no Liens in relation to the Tax has been created over any assets of the Group Companies; (ix) no Group Company has paid any substantial amount of Tax or governmental charges other than as required by the applicable Laws; and (x) the Group Companies have appropriately provided for material Tax payment obligations in the Financial Statements in accordance with applicable Laws and the Accounting Standards, and the assessment of any additional Taxes with respect to any Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Audited Financial Statements.

(b)    During the past three years, no Group Company has become a party to or entered into any transaction, plan or arrangement in violation of applicable Laws for the purpose of avoiding or reducing Tax liabilities which could be materially adverse to the consummation of a Qualified IPO (as defined in the Amended M&AA).

(c)    All subsidies, refunds and preferential treatments granted to the Group Companies by any Governmental Authorities are legal, valid and irrevocable; tax policies implemented by and all preferential tax treatments available to the Group Companies since their dates of incorporation, including and without limitation, preferential tax rates, tax discounts, tax refunds and tax holidays, have been in compliance with Laws in all material respects and approved by competent Governmental Authorities; and to the Knowledge of the Warrantors, there is no evidence showing that the subsidies, refunds and preferential treatments expected to be granted to any Group Companies in accordance with the agreements between such Group Company and any Governmental Authority will be terminated or cancelled.

(d)    No Group Company is or has ever been a PFIC or CFC. No Group Company anticipates that it will become a PFIC or CFC for the current taxable year or any future taxable year.

3.10    Internal Controls.

Each Group Company maintains systems of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable Laws and with accounting standards applicable to and adopted by it in the relevant jurisdiction and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) each Group Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such Group Company and provide a sufficient basis for the preparation of the Company’s consolidated financial statements in accordance with the Accounting Standards.

3.11    Financial Statements.

(a)    The Company has delivered to the Investors true, correct and complete copies of (i) the audited consolidated financial statements of the Group Companies as at and for the fiscal years ended December 31, 2017 (the “Statement Date”), consisting of a balance sheet, an income statement and a statement of cash flows and with a report thereon by Ernst & Young (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet, income statement and cash flows statement of the Group Companies (the “Management Statements”, and together with the Audited Financial Statements, the “Financial Statements”) for the three-month period ended March 31, 2018 (the “Management Statement Date”).

(b)    The Audited Financial Statements (i) have been derived from the accounting books and records of the Group Companies, (ii) fairly present the financial condition and position of the Group Companies as of the dates indicated therein and the results of operations and cash flows of the relevant Group Company for the periods indicated therein and (iii) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. There are no off-balance sheet transactions, arrangements, obligations or relationships attributable to the Principal Business.

(c)    The Management Statements (i) were prepared in accordance with the Accounting Standards, (ii) are fair and not misleading and do not materially misstate the assets, liabilities, profits or losses of the Group as at the Management Statement Date and (iii) as at the Management Statement Date, make full provision for all actual liabilities, disclose all contingent liabilities and make provision reasonably regarded as adequate for all bad and doubtful debts.

(d)    As of the Management Statement Date, all assets-back securities related matters involving the Group Companies have been completely, fully and accurately disclosed in the Financial Statements. Except for those agreements relating to assets-back securities disclosed in the Disclosure Schedule, there are no other similar agreements entered into by any Group Company, and except as disclosed in the Disclosure Schedule, there are no potential Liabilities of any Group Companies relating to any matter related to assets-back securities.

(e)    All of the accounts receivable owing to any of the Group Companies have been fairly disclosed in the Financial Statements, and all such accounts receivable constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards). There are no contingent or asserted claims, refusals to pay or other rights of set-off with respect to any accounts receivable of the Group Companies.

3.12    Captive Structure.

The Control Documents, in the aggregate intended to establish and maintain a captive structure through which the WFOE controls Shanghai Cango, constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and are adequate to establish and maintain the intended captive structure, under which the financial statements of Shanghai Cango will be consolidated with those of the other Group Companies in accordance with the Accounting Standards. None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any Governmental Authorities challenging or questioning the legality or enforceability of any of the Control Documents.

3.13    Activities since the Statement Date.

Since the Statement Date, unless otherwise reflected or disclosed in the Management Statements, the Group has operated the Principal Business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts the Principal Business and no Group Company has entered into any transaction outside of the ordinary course of business. Since the Statement Date, there has not been, by or with respect to any Group Company:

(a)    any purchase, acquisition, sale, lease, disposal or other transfer of any assets (including any license of Intellectual Property rights to third parties) that are individually or in the aggregate material to the Principal Business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)    any authorization, sale, issuance, transfer, pledge or other disposal of any Equity Securities in any Group Company, other than the transactions expressly contemplated under this Agreement, including the authorization and issuance of the Purchased Shares;

(c)    any waiver, termination, settlement or compromise of a valuable right or of a debt;

(d)    any incurrence, creation, assumption, repayment, satisfaction or discharge of any Lien or any Indebtedness, or the making of any loan or advance, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice, or the making of any investment or capital contribution;

(e)    except in the ordinary course of business consistent with its past practice, any amendment to any Material Contract, any entry into any new Material Contract or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any of its Charter Documents;

(f)    any material change in any compensation arrangement or agreement with, or any resignation or termination of, any of its Key Employees, or any adoption of any new Benefit Plan, or any material change in any existing Benefit Plan;

(g)    any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(h)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets, properties, financial condition, operation or business;

(i)    any change in accounting methods or practices or any revaluation of any of its assets;

(j)    except in the ordinary course of business consistent with its past practice, entry into any closing agreement with respect to material Taxes, settlement of any claim or assessment with respect to any material Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in any material amount of additional Tax or filing of any material amended Tax Return;

(k)    any commencement or settlement of any Action;

(l)    any transaction with any Related Party, other than any transaction entered into with a Related Party in its capacity as a customer of the Group Companies in the ordinary course of business and on an arm’s-length basis; nor

(m)    any agreement or commitment to do any of the things described in Section 3.13(a) to Section 3.13(l).

3.14    Action and Governmental Orders.

Except as set forth in Section 3.14 of the Disclosure Schedule, there is no Action in relation to the Principal Business pending or, to the Knowledge of the Warrantors, threatened against any Group Company, the Affiliate of such Group Company, Founder or Founder Holding Company and, to the Knowledge of the Warrantors, there is no Action in relation to the Principal Business threatened against any Group Company, the Affiliate of such Group Company, Founder or Founder Holding Company. There is no Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action by any Group Company pending or which any Group Company intends to initiate against any third party. To the Knowledge of the Warrantors, no Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct the Principal Business. No Group Company has received any opinion, memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Principal Business.

3.15    Liabilities.

No Group Company has any Liabilities, except for (a) Liabilities set forth in the Management Statements and (b) current Liabilities incurred since the Statement Date in the ordinary course of business consistent with its past practice.

3.16    Material Contracts.

(a)    Section 3.16 of the Disclosure Schedule contains a full list of each Contract (collectively, the “Material Contracts”) the term of which has not yet expired and to which a Group Company is bound, including (i) all contracts relating to real properties and other contracts affecting any right, title or interest in and to real properties; (ii) all capital expenditure contracts in each case involving an amount exceeding RMB2 million; (iii) all contracts involving financing or borrowing, debt financing, indebtedness for borrowings, any deferral payment of asset purchase price exceeding RMB2 million (other than normal trade accounts payable) or granting of security relating to any contract of a third party in any way; (iv) all joint venture, partnership or cooperation arrangements or other profit sharing contracts, including the shareholders contracts, supplementary agreements and all related contracts and documents of all Group Companies; (v) all contracts relating to the Intellectual Properties used in the conduct of the Principal Business by the Group Companies; (vi) all contracts entered into with Governmental Authorities; (vii) voting agreements relating to any Equity Securities in the Group Companies, as well as all related powers of proxy, letters of authorization or similar instruments, and agreements relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of, any Equity Securities of the Company and Shanghai Cango and, any Equity Securities of any other Group Company which are held by a Group Company; (viii) any contracts outside of the ordinary course of the Principal Business, in each case involving an amount exceeding RMB2 million, including all contracts relating to the acquisition of any assets or any options or pre-emptive rights relating to the acquisition of any assets; (ix) all contracts relating to the acquisition of the business of or interest in any other Person or disposition of any material assets of the Group Companies; (x) all contracts providing for indemnification to any Person or sharing of or contribution to the debts of any Person; (xi) all contracts between any Group Company and any Related Party thereof (other than contracts between any Group Company and any Related Party thereof in its capacity as a customer of the Group Companies entered into in the ordinary course of business and on an arm’s-length basis; provided, however, that all cooperation agreements between the Company and/or the other Group Companies on the one hand, and Shanghai Youche Youjia Financial Leasing Co., Ltd. (“Youche Youjia”) on the other, shall in any event be deemed as Material Contracts); (xii) any contracts between the Group Companies and top five customers, top five suppliers and other key suppliers and key service providers, including third party data providers and towing companies; (xiii) all contracts between the Group Companies and funding or product partners; (xiv) the agreement between the Shanghai Cango and JC Bank in respect of credit inquiry with or from the People’s Bank of China; (xv) the contracts between Youche Youjia and each funding provider or financier, the written cooperation agreements in negotiation with or that have been executed by Youche Youjia and any of other partners, as well as the agreements or contracts entered into by Youche Youjia or any other Group Companies in respect of issuance of asset-backed securities; (xvi) any non-competition agreements or any contracts containing non-competition or exclusivity terms entered into by the Group Companies; (xvii) any contracts containing terms on termination triggered by a change of control of a Group Company or a material minority equity investment in a Group Company or otherwise as well as the contracts requiring the consent from or granting a right of first refusal to any third party in the case of sale of any Group Company or the assets of any Group Company, and (xviii) all agreements involving the waiver, compromise or settlement of any Action involving an amount exceeding RMB2 million.

(b)    Each Material Contract is a valid and binding agreement of each Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order in any material respect, and is in full force and effect, and such Group Company has duly performed all of its material obligations under each Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged breach or default or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto has occurred or, as a result of the execution, delivery and performance of the Series C Transaction Documents, will occur. No Group Company has given notice (whether written or otherwise) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or otherwise) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.17    Compliance with Laws and Governmental Orders.

(a)    Each Group Company has been and is in compliance in all material respects with all Laws and all Governmental Orders that are applicable to it or to the conduct or operation of the Principal Business or the ownership or use of any of its assets or properties. None of the Group Companies has committed any material breach of such Laws or Governmental Orders which may unreasonably and adversely affect the consummation of a Qualified IPO (as defined in the Amended M&AA).

(b)    To the Knowledge of the Warrantors, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Governmental Order or (ii) may give rise to any obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)    No Group Company has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law or Governmental Order or (ii) any actual, alleged, possible or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies is under investigation with respect to a material violation of any Law or Governmental Order.

(d)    Each of the Group Companies, the Founders and the Founder Holding Companies, and to the Knowledge of the Warrantors, as applicable, each of its directors, officers, employees, agents and other Persons explicitly authorized to act on its behalf (collectively, the “Representatives”) are in compliance with and have complied with the Foreign Corrupt Practices Act of the United States of America, as amended (the “FCPA”), the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption Law (collectively, “Anti-Bribery Laws”), internal controls Laws and Anti-Money Laundering Laws which are applicable to or binding upon such Persons. Without limiting the foregoing, none of the Group Companies, the Founders, the Founder Holding Companies nor, to the Knowledge of the Warrantors, any of their respective Representatives has, directly or indirectly, offered, authorized, promised, conducted, participated in or received notice of any allegation of, any of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the business of any Group Company or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which would violate any Anti-Bribery Laws, if taken by an entity subject to such Anti-Bribery Law, or could reasonably be expected to constitute a violation of any such Anti-Bribery Law; or (iii) the making of any false or fictitious entries in the books or records of any Group Company by any Person.

(e)    The business of each Group Company is, in all material aspects, in compliance with all Laws that may be applicable, including all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

(f)    None of the Group Companies is engaged in business with (i) any individual or entity listed on the Specially Designated Nationals and Blocked Persons List administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and/or any other similar lists administered by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) the government of any country subject to any OFAC sanctions program or (iii) any individual or entity included on any list of terrorists or terrorist organizations maintained by the United Nations, the European Union and/or the countries in which any Group Company or any of its Affiliates operates.

(g)    The operations of each Group Company are, and have at all times been, conducted in compliance with all anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, the “Anti-Money Laundering Laws”), and no investigation, action, suit or proceeding by or before any Governmental Authority involving any Group Company with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Warrantors, threatened or contemplated.

3.18    Compliance with Previous Transaction Documents.

Each Warrantor has duly complied with and performed its obligations under each of the Contracts entered into by it in connection with (i) the issuance and sale of the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares and Series B Preferred Shares, and (ii) the issuance and sale of any Equity Securities in Shanghai Cango. To the extent that there is any non-compliance with or non-performance of any such Contract, the relevant Warrantor has duly obtained the relevant waiver from the relevant Persons.

3.19    Titles and Properties.

(a)    The Group has good and valid title to, or a valid leasehold interest in, all of the material assets it uses or may need to use in the conduct of the Principal Business, whether real, personal or mixed (including all such assets reflected in the Financial Statements), free and clear of all Liens (other than Permitted Liens) and third party claims, including any creditors’ rights. The foregoing assets collectively represent all assets, rights and properties necessary for the continued conduct of the Principal Business on a stand-alone basis. Except for leased items, no Person other than a Group Company owns any interest in any such assets. There are no facts or conditions affecting any such assets which could reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford such Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(b)    No Group Company has any owned real properties or constructions in progress, or rights and interests similar thereto.

(c)    Where any real property (“Leased Properties”) is held under lease, each lease is a legal, valid, subsisting and enforceable lease. Each of the Group Companies is in compliance with the terms and conditions of each lease to which it is a party. Each lease contains no material restriction on business currently operated on such property or any right for the lessor or landlord to terminate such lease prior to expiration of its term (unless the lessee defaults on any rental payment or breaches any lease term). There are no facilities, services, assets or properties shared with any other Person which is not a Group Company, which are used in connection with the Principal Business.

3.20    Permits.

Other than as disclosed in Section 3.8 of the Disclosure Schedule, each Group Company has all material franchises, authorizations, approvals, permits, certificates, licenses and filings (collectively, “Permits”), including, if applicable, any special approval, permits or filings required under the Laws of the PRC, necessary for its business and operations as now conducted and proposed to be conducted immediately after the Closing. Each such Permit is valid and in full force and effect. No Group Company is in default or violation in any material respect of any such Permit. No Group Company has received any written notice from any Governmental Authority regarding any actual or possible default under or violation of any such Permit. To the Knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is threatened or imminent.

3.21    Compliance with Other Instruments.

No Group Company is in material violation, breach or default of its Charter Documents. The execution, delivery and performance by each of the Group Companies, the Founder Holding Companies and the Founders of, and compliance by each of the Group Companies, the Founder Holding Companies and the Founders with, each of the Series C Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, will not result in (a) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Charter Documents of any Group Company, (ii) any Material Contract or (iii) any applicable Law, (b) the creation or imposition of any material Lien upon, or with respect to, any of the properties, assets or rights of any Group Company or (c) any termination, modification, cancellation or suspension of any material right, or any augmentation or acceleration of any material obligation, of any Group Company.

3.22    Related Party Transactions.

Except for (i) as disclosed in Section 3.22 of the Disclosure Schedule, (ii) any Contract entered into by any Group Company with a Related Party (as defined below) in its capacity as a customer in the ordinary course of business of such Group Company and on an arm’s-length basis and (iii) the employment agreements, confidentiality agreements, non-compete agreements and other Contracts of a similar nature with any Group Company, (a) no shareholder, officer, director or employee of any Group Company or any Founder Holding Company or any Affiliate of any of them (each of the foregoing, a “Related Party”) has any Contract with any Group Company (each, a “Related Party Contract”), (b) nor is there currently any proposed Related Party Contract or series of Related Party Contracts which, in either case of (a) or (b), has, individually or in the aggregate, a contract value in excess of US$100,000. Each Related Party Contract is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by such Group Company at the time in a comparable arm’s-length transaction with an unrelated party.

No Related Party has any direct or indirect ownership or economic interest in (a) any Person with which a Group Company is affiliated (other than a Group Company), except as disclosed in Section 3.22 of the Disclosure Schedule, (b) any Person which is a supplier or customer of any Group Company, except as contemplated by any Control Document, (c) any Person which competes with any Group Company, or (d) any assets used by any Group Company for the operation of the Principal Business, except in the cases of (a), (b) and (c) above that a Related Party may have a passive investment of less than two percent (2%) of the stock of any publicly traded company that engages in the foregoing.

There is no outstanding loan, amount payable or any other Liability between any Group Company and any Related Party, except for any payable by any Group Company to any of its Related Parties incurred during ordinary course of business which constitutes (a) salaries, (b) reimbursements of reasonable out-of-pocket expenses, (c) employee benefits which are consistent with such benefits provided to all the employees of such Group Company, or (d) small amount of cash advances due to bone fide business needs.

3.23    Intellectual Property Rights.

(a)    With respect to Intellectual Properties which are material to the operation of the Principal Business (“Material Intellectual Properties”), the Group Companies are the owners of such Material Intellectual Properties and there are no defects of rights or encumbrances over their use and continuous use of such Material Intellectual Properties. All Material Intellectual Properties are valid and subsisting. Section 3.23 of the Disclosure Schedule contains a complete and accurate list of the Material Intellectual Properties.

(b)    The conduct of the Principal Business and use of Intellectual Properties by the Group Companies will not conflict with, infringe upon or misuse the Intellectual Properties of any third Person, and there are no causes that may give rise to any claim against any Group Companies. No Person has, to the Knowledge of the Warrantors, violated, infringed or misappropriated any Material Intellectual Property of the Group Companies.

3.24    Labor and Employment Matters.

(a)    Schedule 4 attached hereto sets forth a list of all the Key Employees of each Group Company as of the date hereof. Each such Key Employee is currently devoting all of his or her business time to the conduct of the business of the relevant Group Company. No Group Company has received any notice of an intention to resign from any Key Employee.

(b)    Each Group Company has complied with all applicable Laws related to employment or labor relationship in all material respects, including those in relation to labor contracts, equal opportunity, minimum wages, social security (including pension insurance, medical insurance, work-related injury insurance, maternity insurance, unemployment insurance and housing funds, collectively “Social Security”), working hours, overtime payments, holidays and leave and occupation disease prevention and treatment. Each Group Company has promptly: (i) withheld all amounts required by applicable Laws to be withheld from its employees and paid the same to applicable Governmental Authorities, including withholding and paying all individual income taxes and Social Security contributions required to be paid by its employees; (ii) paid in full all employee benefit amounts required by applicable Laws to be paid to applicable Governmental Authorities, including all Social Security contributions required to be paid by it; and (iii) paid all amounts required by applicable labor Laws and labor terms applicable to its employees to each of its employees, including all salaries, overtime payments, bonuses, benefits, severance payments, allowances and other payable compensation required to be paid to such employees.

(c)    Except for statutory social insurance schemes and housing fund schemes and the ESOP, the Group Companies have not adopted or implemented any Benefit Plan. Each Group Company maintains, and has fully funded, any pension plan and any other labor-related plans that it is required by Law or by Contract to maintain.

3.25    Shareholder Agreements.

None of the Warrantors is a party to, nor has Knowledge of, any Contracts, written or oral, relating to the acquisition, disposition or registration under the Securities Act or any equivalent Law in another jurisdiction, or voting, of the Equity Securities in any Group Company, other than the Series C Transaction Documents.

3.26    Prior Legal Matters.

None of the Warrantors has been (a) subject to any voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property, (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding, excluding traffic violations and other minor offenses, (c) subject to any Governmental Order (not subsequently reversed, suspended or vacated) permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement, in any business or acting as an officer or director of a public company or (d) found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

3.27    Insolvency

(a)    The aggregate assets of each Major Group Company (as defined in the Shareholders Agreement), at a fair valuation, exceeds or will exceed the aggregate debt of such Major Group Company as the debt becomes absolute and mature; and the aggregate assets of the Group Companies (taken as a whole), at a fair valuation, exceeds or will exceed the aggregate debt of the Group Companies (taken as a whole) as the debt becomes absolute and mature.

(b)    Except as disclosed in Section 3.27 of the Disclosure Schedule, there has not been commenced against any Group Company any involuntary Action under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar Law, or any Action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Group Company or for any substantial part of its property or for the winding up or liquidation of its affairs.

3.28    Disclosure.

All facts that have or could reasonably be expected to have a Material Adverse Effect have been disclosed to the Investors. No representation or warranty by the Warrantors in this Agreement contains any misrepresentation of a material fact, or omissions to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3A. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS

Each of the Partnerships hereby severally and not jointly represents and warrants to the Investors that each of the statements contained in this Section 3A is true, accurate and not misleading on and as of the date hereof and shall be true, accurate and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date:

3A.1 Status.

The Partnership is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite power to perform each of its obligations under the Series C Transaction Documents to which it is a party.

3A.2 Authorization.

The Partnership has all requisite power and authority to execute and deliver each Series C Transaction Document to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Partnership (and, as applicable, its officers, directors and shareholders) that are required for the authorization, execution and delivery of each Series C Transaction Document to which it is a party, and the performance of all of its obligations thereunder, has been taken or will have been taken prior to the Closing. The Partnership has duly executed and delivered this Agreement and, prior to the Closing Date, will have duly executed and delivered each other Series C Transaction Document to which it is a party. Each of the Series C Transaction Documents to which the Partnership is a party constitutes, when executed and delivered by the Partnership, valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3A.3 Consents; No Conflicts.

All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Series C Transaction Documents, and the consummation of the transactions contemplated by the Series C Transaction Documents, on the part of the Partnership have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each of the Series C Transaction Documents, and the consummation of the transactions contemplated thereby will not contravene with, breach or violate any provision of the Charter Documents of the Partnership, any applicable Laws or any Contracts to which the Partnership is a party.

3A.4 Securities Holder.

The Partnership is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Schedule 2, free and clear of all Liens of any kind other than those arising under applicable Laws. There is no Contract which affect or relate to the voting or giving of written consents with respect to any Equity Security held by the Partnership in the Company, other than the Series C Transaction Documents.

3A.5 Action and Governmental Orders.

There is no Action pending or threatened against or initiated by the Partnership or its Affiliates which may have a Material Adverse Effect. There is no Governmental Order in effect and binding on the Partnership or its Affiliates or their respective assets or properties which may have a Material Adverse Effect.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors hereby, severally but not jointly, represents and warrants to the Warrantors and the Partnerships that each of the statements contained in this Section 4 is true, accurate and not misleading on and as of the date hereof and shall be true, accurate and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date:

4.1    Status.

Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2    Authorization.

Such Investor has all requisite power and authority to execute and deliver each Series C Transaction Document to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) that are required for the authorization, execution and delivery of each Series C Transaction Document to which it is a party, and the performance of all of its obligations thereunder, has been taken or will have been taken prior to the Closing. Such Investor has duly executed and delivered this Agreement and, on the Closing Date, will have duly executed and delivered each other Series C Transaction Document to which it is a party. Each of the Series C Transaction Documents to which such Investor is a party constitutes, when executed and delivered by such Investor, valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3    Consents; No Conflicts.

All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Series C Transaction Documents, and the consummation of the transactions contemplated by the Series C Transaction Documents, on the part of such Investor have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each of the Series C Transaction Documents, and the consummation of the transactions contemplated thereby will not contravene with, breach or violate any provision of the Charter Documents of such Investor, any applicable Laws or any Contracts to which such Investor is a party.

4.4    Action.

There is no Action pending or threatened initiated by such Investor or its Affiliates which may affect the legality, validity or enforceability of this Agreement or any Series C Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5    Purchase for Own Account.

Unless otherwise disclosed to the Company in writing, the applicable Purchased Shares being purchased by such Investor and the Conversion Shares thereof will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.6    Status of Investor.

Such Investor is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Purchased Shares and is aware of the economic risk of its investment in the Purchased Shares.

4.7    Restricted Securities.

Such Investor understands that the applicable Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the applicable Purchased Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.	COVENANTS OF THE WARRANTORS AND PARTNERSHIPS

The Warrantors and the Partnerships jointly and severally covenant to each Investor as follows:

5.1    Use of Proceeds.

The Company shall use the proceeds received from the issuance and sale of the Purchased Shares only for business expansion and general working capital purposes or as otherwise approved by the board of directors of the Company (the “Board”) in accordance with the Shareholders’ Agreement and the Amended M&AA. The Company shall not use any such proceeds for (i) the repurchase or cancellation of securities held by any shareholder of any Group Company, or (ii) the payment of any debt of any Group Company, in each case without the prior written consent of Didi.

5.2    Business of the Company and the HK Company.

Except as otherwise approved by the Board and/or the shareholders of the Company in accordance with the Shareholders’ Agreement and the Amended M&AA, (a) the business of the Company shall be restricted to the holding, management and disposition of Equity Securities in the HK Company and (b) the business of the HK Company shall be restricted to the holding, management and disposition of Equity Securities in the WFOE.

5.3    Business of the WFOE and Domestic Companies.

Except as otherwise approved by the Board and/or the shareholders of the Company in accordance with the Shareholders’ Agreement and the Amended M&AA, the business of the WFOE and the Domestic Companies shall be restricted to the Principal Business.

5.4    Control Documents.

Each Group Company, each Founder and each Partnership shall comply with the Control Documents and cause all of the transactions contemplated thereunder to be consummated in accordance with the terms and conditions thereof. Each of the Warrantors and Partnerships undertakes that no amendment, assignment or termination of any Control Documents shall be made without the prior written approval of Didi.

5.5    Transfer of Securities of Founder Holding Companies.

From the date hereof to the Closing Date (both dates inclusive), none of the Founders nor the Founder Holding Companies shall directly or indirectly sell, give, assign, transfer, pledge, hypothecate, mortgage, encumber, grant a security interest in or otherwise dispose of any securities in the Company (including through the Partnerships) (each, a “Transfer”). Any attempt by a Founder or a Founder Holding Company to Transfer any securities in the Company in violation of this Section 5.5 shall be null and void ab initio and each of the Company, the Founder Holdings Companies and the Founders shall not effect, register or permit the registration of such a Transfer nor treat any alleged transferee of such Transfer as the holder of such Transferred securities without the prior written approval of Didi.

5.6    Compliance with Applicable Laws.

Each of the Group Companies shall, and each of the Warrantors and the Partnerships shall use its best efforts to cause each of the Group Companies to, comply in all material respects with all applicable Laws, including all applicable PRC rules and regulations relating to the auto finance business, software, Intellectual Property, anti-monopoly, taxation, employment and social welfare and benefits.

5.7    Validity of Approvals.

Each of the Group Companies shall, and each of the Warrantors and the Partnerships shall use its best efforts to cause each of the Group Companies to, at all times maintain the validity of, and comply with all legal and regulatory requirements with respect to, the Approvals that it has obtained and shall obtain after the Closing for the conduct of its business.

5.8    Indemnification.

(a)    The Warrantors hereby agree to jointly and severally indemnify, defend and hold harmless each Investor and its Affiliates and their respective directors, officers, employees, agents, bankers, lenders, accountants, counsels, business partners, customers, representatives and assigns (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, based upon, or arising from: (x) any inaccuracy in or breach of any of the representations or warranties made by any Warrantor in or pursuant to this Agreement or any of the other Series C Transaction Documents; (y) any breach or non-performance of any of the covenants or agreements made by any Warrantor in or pursuant to this Agreement or any of the other Series C Transaction Documents; or (z) all Indemnifiable Losses suffered or incurred by the Indemnified Parties by reason of any Action of any Governmental Authority or any claim or Action of any other third parties, provided that such claim or Action arises out of any action, inaction, event, condition, obligation or Liability of any Warrantor existed prior to the Closing. No information relating to the Group, the Founders or the Founder Holding Companies of which any Indemnified Party has knowledge (actual or constructive) and no investigation by or on behalf of any Indemnified Party shall prejudice any claim made by any Indemnified Party under the indemnity contained in this Section 5.8(a) or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against the Warrantors that an Indemnified Party knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim. The rights of the Indemnified Parties contained in this Section 5.8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or the pursuit of any other remedies for the breach of any Series C Transaction Document.

(b)    The Warrantors shall indemnify, defend and hold harmless each of the Indemnified Parties from and against any and all Indemnifiable Losses resulting from or arising out of (t) any breach of the applicable Law (including the Laws in relation to the Tax, anti-unfair competition and anti-commercial bribery) or binding Contract by any Group Company prior to the Closing Date; (u) any Action against any Group Company or participation by any Group Company as a party in any Action, arising out of the events, or circumstances existed or occurred prior to the Closing Date; (v) any breach or violation of applicable Laws or Accounting Standard during the processing of accounts by any Group Company prior to the Closing Date; (w) any Indemnifiable Loss (including legacy debts) incurred by the matters which the equity interests of the Persons other than the Group Companies are held by any Group Company (including and without limitation, the hold, transfer of the equity interests in Shaanxi Tonghuida Automobile Consulting Service Co., Ltd., Guizhou Baoyuan Automobile Consulting Service Co., Ltd., Yunnan Qianjutong Vehicle Information Consulting Service Co., Ltd., Changsha Shenghongda Car Rental Co., Ltd., Anhui Huaitong Car Rental Consulting Service Co., Ltd. and Guangdong Lianfeng Vehicle Information Consulting Service Co., Ltd. (including legacy debts); (x) any Indemnifiable Loss incurred or suffered by the Group Companies arising out of or in relation to the establishment, history or operation of Shanghai Cango Financial Leasing Co., Ltd (上海灿谷融资租赁有限公司); (y) any Indemnifiable Loss incurred or suffered by the Group Companies arising out of or in relation to any shareholder or employee of the Group Companies having held or being holding any position in Jincheng Bank or any transactions with Jincheng Bank; or (z) any penalty and overdue fine imposed on any Group Company for its failure to pay or fully pay any Taxes or its default in making any contributions to the Social Security or any deficiency in such contributions on or prior to the Closing Date, or its violation of any labor Law of PRC and other applicable Laws or any indemnity undertaking issued by any Group Company or the Investors upon the request by any Governmental Authority.

(c)    The Partnerships hereby agree to, severally and not jointly, indemnify, defend and hold harmless each Indemnified Party from and against any and all Indemnifiable Losses suffered by such Indemnified Party, as a result of, based upon, or arising from, any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Partnership in or pursuant to this Agreement or any of the other Series C Transaction Documents. No information relating to the Group or any Partnership of which any Indemnified Party has knowledge (actual or constructive) and no investigation by or on behalf of any Indemnified Party shall prejudice any claim made by any Indemnified Party under the indemnity contained in this Section 5.8 (c) or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against the Partnerships that an Indemnified Party knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.

(d)    Absent intentional or malicious transfer of assets or the Equity Securities directly or indirectly held by any Founder, each Founder’s liability under this Section 5.8 shall be limited to his/her personal property and the Equity Securities of the Group Companies directly or indirectly held by such Founder (including those Equity Securities held in trust for the benefit of such Founder by other Persons) as of the time when such indemnification liability is triggered. For purpose of this Section 5.8, with respect to each Founder, the term “personal property” shall not include any marital property or any property that is under the name of any Immediate Family Member (as defined in the Amended M&AA) of such Founder. For the avoidance of doubt, except for those Equity Securities of the Group Companies as subscribed or purchased by an Immediate Family Member of the Founders in accordance with the terms and conditions of the Series C Transaction Documents, the Equity Securities directly or indirectly held by any Founder shall not be registered under the name of any Immediate Family Member of such Founder, or transferred to any Immediate Family Member of such Founder for any reason other than inheritance pursuant to the applicable Laws and each of the Founders shall cause the spouse of such Founder to waive his/her rights to the interests in connection with any Equity Securities of the Group Companies directly or indirectly held by such Founder.

(e)    Each Investor hereby agrees to indemnify, defend and hold harmless each Warrantor and Partnership from and against any and all Indemnifiable Losses suffered by such Warrantor and Partnership, directly or indirectly, as a result of, based upon, or arising from, any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by such Investor in or pursuant to this Agreement or any of the other Series C Transaction Documents.

5.9    Investment by the Group Companies.

After the Closing, each of the Group Companies which is a party to this Agreement shall, and each of the Warrantors and the Partnerships shall cause each of the Group Companies to:

(a)    treat all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, colour, language, disability, political opinion, age, religion or national or social origin;

(b)    allow consultative work-place structures and associations which provide employees with an opportunity to present their views to the management; and

(c)    uphold high standards of business integrity and honesty, and operate in accordance with local Laws and international good practice (including those intended to fight extortion, bribery and financial crime).

5.10    Breaches of Representations and Warranties.

If at any time before the Closing any of the Warrantors and/or the Partnerships comes to know of any fact or event which (a) is inconsistent with any of the representations and warranties given by any of the Warrantors and/or the Partnerships in material manner, or (b) suggests that the statements represented or warranted may not be as represented or warranted or may be misleading in material manner, such Warrantor and/or the Partnership shall give immediate written notice thereof to each of the Investors, in which event, if any such fact or event results in, or is reasonably expected to result in, any Material Adverse Effect or any failure of satisfaction of any condition to the Investors’ obligations set out in Section 6 (other than any such condition to be satisfied by any Investor, if any), such Investor may within fourteen (14) Business Days after receiving such notice terminate this Agreement with respect to itself by written notice to the Company without any penalty or future obligations whatsoever.

5.11    Fulfilment of Conditions.

Each of the Parties shall use its best efforts to ensure the fulfilment of the conditions set out in Section 6 as soon as reasonably practicable.

5.12    Anti-corruption etc..

(a)    None of the Group Companies shall, and each of the Warrantors and the Partnerships shall ensure that none of the Group Companies or their respective Affiliates shall, nor the respective directors, officers, managers, employees, independent contractors, representatives or agents of the Group Companies and their respective Affiliates shall, directly or indirectly, (i) offer, promise, authorize or make any payment to, or otherwise contribute any item of value to, any third party in violation of any Anti-Bribery Laws or (ii) take any action which would result in a violation of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other sanctions authority.

(b)    Each of the Group Companies shall, and each of the Warrantors and the Partnerships shall cause each of the Group Companies and their respective Affiliates to, (i) cease all of its activities, and remediate any actions taken by it or any of its directors, officers, managers, employees, independent contractors, representatives or agents, which are in violation of Anti-Bribery Laws and (ii) maintain systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Bribery Laws.

5.13    Compliance with SAFE Rules and Regulations.

The Warrantors and the Partnerships shall jointly and severally cause each of the Company Security Holders who is a Domestic Resident or who has one or more Domestic Residents (including the Founders) as its beneficial owners to fully comply on a continuing basis with all registration and reporting requirements of the Governmental Authorities of the PRC with respect to its holding of Equity Securities in the Company, including the registration obligations under the SAFE Rules and Regulations. None of the Warrantors and the Partnerships shall carry out, and each of the Warrantors and the Partnerships shall ensure that none of the Group Companies carries out, any foreign exchange activities unless it has complied with all applicable SAFE Rules and Regulations.

5.14    Registration of Amended M&AA.

The Company shall, and each of the Founders and the Founder Holding Companies shall cause the Company to, (a) within ten (10) Business Days after the Closing, duly submit the Amended M&AA to the Registrar of Companies of the Cayman Islands for registration and (b) within one (1) Business Day after completion of such registration, deliver to each Investor a certified copy of the Amended M&AA registered with, and stamped by, the Registrar of Companies of the Cayman Islands.

5.15    D&O Insurance.

If requested by Didi, the Company shall obtain and maintain director and officer insurance with coverage and terms to the reasonable satisfaction of Didi.

5.16    Other Covenants.

The Warrantors and the Partnerships shall jointly and severally cause each of the actions set forth in Schedule 6 to be completed within the time periods specified in Schedule 6.

6.	CONDITIONS TO THE INVESTOR’S OBLIGATION

The obligation of each Investor to complete the sale and purchase of the Purchased Shares with respect to such Investor pursuant to Section 2 is subject to the fulfilment, or waiver by such Investor in writing in its sole discretion, of the following conditions at or prior to the Closing:

6.1    Representations and Warranties Being True and Accurate.

The representations and warranties made by the Warrantors in Section 3 and the representations and warranties made by the Partnerships in Section 3A shall have been true, accurate and not misleading in all material respects on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as if made on and as of the Closing Date, except for such representations and warranties that are made as of a specific date, which shall speak only as of such date.

6.2    Performance of Obligations.

Each of the Warrantors and the Partnerships shall have performed and complied with all, and shall not have been in breach or default under any, covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3    Proceedings and Documents.

All necessary corporate and other proceedings in connection with the execution of, and the consummation of the transactions contemplated by, the Series C Transaction Documents (including the appointment of the director nominated by Didi to the Board pursuant to the Shareholders’ Agreement (the “Investor Director”)) shall have been completed, and Didi shall have received copies of all documents and instruments incidental thereto.

6.4    Approvals.

(a)    Each of the Group Companies, the Founders, the Founder Holding Companies and the Partnerships shall have obtained any and all Approvals that are required to be obtained by it on or before the Closing for consummation of the transactions contemplated by the Series C Transaction Documents (including waivers by the existing shareholders of the Company of any pre-emptive rights and other similar rights with respect to the issuance of the Purchased Shares), each of which shall be in full force and effect as of the Closing, and such Investor shall have received copies of all such Approvals.

(b)    With respect to Didi, Didi shall have obtained the requisite internal Approval, approving the transaction contemplated by the Series C Transaction Documents.

6.5    No Prohibitions.

There shall not have been any Governmental Order or any condition imposed under any Law which would, in the reasonable judgment of such Investor, (a) prohibit or restrict (i) the sale and issuance of the Purchased Shares or (ii) the consummation of the transactions contemplated by the Series C Transaction Documents, (b) subject such Investor to any material penalty or onerous condition under or pursuant to any Law if the Purchased Shares were to be sold and/or issued hereunder or (c) restrict the operation of the Principal Business in a manner that would have a Material Adverse Effect.

6.6    Closing Certificate.

Such Investor shall have received a certificate substantially in the form attached hereto as Exhibit E, dated the Closing Date, certifying that the conditions specified in Section 6.1 to Section 6.4(a), Section 6.5, Section 6.7, Section 6.10 and Section 6.12 have been fulfilled.

6.7    Charter Documents.

The Amended M&AA shall have been duly adopted by the Company on or prior to the Closing by all necessary corporate action of the Board and the shareholders of the Company, and shall have become and remained effective under the Laws of the Cayman Islands as of the Closing.

6.8    Execution of Series C Transaction Documents.

Such Investor shall have received a copy of each of the Shareholders’ Agreement, Right of First Refusal and Co-Sale Agreement and, with respect to Didi, the Director Indemnification Agreement, duly executed by all of the parties thereto other than such Investor and the Investor Director.

6.9    Good Standing.

Such Investor shall have received a certificate of good standing of the Company, issued by the Registrar of Companies of the Cayman Islands on a date no earlier than ten (10) days prior to the Closing Date, in form and substance satisfactory to such Investor.

6.10    Register of Directors.

The Company shall have adopted Board and/or shareholders’ resolutions approving the appointment of the Investor Director, and Didi shall have received a copy of the Company’s updated register of directors reflecting the appointment of the Investor Director, certified by the registered office provider of the Company as true and complete as of the Closing Date.

6.11    Register of Members.

Such Investor shall have received a copy of the Company’s updated register of members reflecting the issuance of the Purchased Shares to such Investor on the Closing Date, certified by the registered office provider of the Company as true and complete as of the Closing Date.

6.12    No Material Adverse Effect.

There shall not have been any Material Adverse Effect since the Statement Date.

6.13    Legal Opinion

Such Investor shall have received a legal opinion from each of the PRC legal counsel and the Cayman Islands legal counsel of the Group Companies, dated the Closing Date and addressed to such Investor, in each case in substantially form set forth in Exhibit F.

7. CONDITIONS	TO THE COMPANY’S OBLIGATION

The obligation of the Company to complete the sale and purchase of the Purchased Shares with respect to each Investor pursuant to Section 2 is subject to the fulfilment, or waiver by the Company in writing in its sole discretion, of the following conditions at or prior to the Closing:

7.1    Representations and Warranties.

The representations and warranties made by such Investor in Section 4 shall have been true, accurate and not misleading in all material respects on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as if made on and as of the Closing Date, except for such representations and warranties that are made as of a specific date, which shall speak only as of such date.

7.2    Execution of Series C Transaction Documents.

Such Investor shall have delivered to the Company a copy of each of the Shareholders’ Agreement, the Right of First Refusal and Co-Sale Agreement and, with respect to Didi, the Director Indemnification Agreement, duly executed by such Investor or the Investor Director (as the case may be).

8. MISCELLANEOUS

8.1    Survival.

Unless it is terminated pursuant to Section 8.15 below prior to the Closing, this Agreement shall continue to be effective and binding on the Parties in all respects notwithstanding occurrence of the Closing. Without any limitation to the generality of the foregoing, the representations and warranties of the Warrantors in Section 3 shall survive the Closing and shall expire after a period of two (2) years from the Closing, except that the Fundamental Warranties shall survive indefinitely and the representations and warranties set forth in Section 3.9 shall survive until the expiration of the statute of limitation applicable to the particular Tax at issue. Without any limitation to the generality of the foregoing, the representations and warranties of the Partnerships in Section 3A shall survive indefinitely.

8.2    Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. This Agreement, and the rights and obligations hereunder, shall not be assigned or transferred without the prior written consent of the Parties; provided, that any Investor may, without the consent of any other Party, assign or transfer its rights and obligations hereunder to any of its Affiliates or any limited partner of Didi who is an Affiliate of any shareholder of the Company or any Affiliate of such limited partner of Didi along with the transfer of the Purchased Shares by such Investor in compliance with the Shareholders’ Agreement. Except as provided in Section 5.8, with respect to indemnification of Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and its successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

8.3    Entire Agreement.

This Agreement, the other Series C Transaction Documents and any other documents referred to herein or therein constitute the entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

8.4    Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the relevant Party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule 5 hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the relevant Party as set forth in Schedule 5; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the relevant Party as set forth in Schedule 5 with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed for each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given in Schedule 5, or designate additional addresses, for purposes of this Section 8.4 by giving the other Parties written notice of the new address in the manner set forth above.

8.5    Amendments and Waivers.

(a)    This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

(b)    No waiver of any provision of this Agreement by a Party, and no consent or approval of a Party, shall be effective unless set forth in a written instrument signed by such Party waiving such provision or granting such consent or approval. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.6    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.7    Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render such provision valid and enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally intended by the Parties, and if no feasible construction would save such provision, such provision shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, each of the Parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the Parties’ intent in entering into this Agreement.

8.8    Interpretation.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

8.9    Confidentiality and Non-Disclosure.

(a)    The terms and conditions of this Agreement and the other Series C Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence and all information of a confidential nature furnished by any Party hereto and by representatives of such Party to any other Party hereto or any of the representatives of such Party shall be considered confidential information (the “Confidential Information”) and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(b)    Except as required by law, by any Governmental Authority (including any relevant stock exchange on which the shares in a Party or any of its parent companies is listed) or otherwise agreed by all of the Parties in writing, no announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Investors. The final form of any press release issued by the Company shall be approved in advance in writing by the Investors.

(c)    Notwithstanding Section 8.9(a), any Party may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates and their respective investors, shareholders, partners, limited partners, general partners, fund managers, employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section8.8, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party reasonably deems appropriate, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties hereto. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.9(d) below.

(d)    Except as set forth in Section 8.9(c) above, in the event that any Party is requested or becomes legally compelled (including pursuant to any applicable Tax, securities or other Laws of any jurisdiction) to disclose any Confidential Information, such Party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably and legally possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy for such Confidential Information. In any event, the Disclosing Party shall furnish only that portion of Confidential Information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information.

(e)    Notwithstanding any other provision of this Section8.8, the confidentiality obligations of a Party under this Agreement shall not apply to (i) information which such Party learns from a third party which, in such Party’s reasonable opinion, has the right to make the disclosure, provided such Party complies with any restrictions imposed by the third party, (ii) information which is rightfully in such Party’s possession prior to the time of disclosure by the relevant other Party and not acquired by such Party under a confidentiality obligation and (iii) information which enters the public domain through no breach of confidentiality by such Party.

8.10    Further Assurances.

Each Party shall from time to time and at all times hereafter make, do, execute or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, which may reasonably be required to give full effect to the terms of this Agreement or to vest in any other Party such other Party’s full rights and entitlements hereunder.

8.11    Governing Law.

This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

8.12    Dispute Resolution.

Any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement shall be resolved by arbitration in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”) and as may be amended by the rest of this Section 8.12. For purposes of such arbitration, there shall be three (3) arbitrators. To the extent that one Investor is involved in such arbitration, the relevant Investor shall select one arbitrator, and to the extent that multiple Investors are involved in such arbitration, Didi shall select one arbitrator on behalf of all the relevant Investors. The Warrantors and the Partnerships shall jointly select one arbitrator. All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. Such arbitrators shall be freely selected, and the Parties and the Chairman of the HKIAC shall not be limited in their selection to any prescribed list; provided, however, that (a) all arbitrators shall be fluent in English and Chinese and (b) the third arbitrator selected by the Chairman of the HKIAC cannot be a citizen of the PRC. The arbitration shall be conducted in English and Chinese. The decision of the arbitration tribunal shall be in writing and be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its counsel fees and expenses; provided, however, that the prevailing party or parties in any such arbitration shall be entitled to recover from the non-prevailing party or parties its or their reasonable costs and counsel fees and expenses. In addition to contract damages, the arbitration tribunal may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

8.13    Remedies.

(a)    The Parties acknowledge that damages may not be an adequate remedy for losses incurred by reason of a breach of this Agreement. Each Party shall have the right to an injunction or other equitable relief enjoining any breach of this Agreement and enforcing specifically the terms and provisions hereof, and each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude a Party from pursuing any other rights or remedies that it may have at law or in equity.

(b)    The rights of each Party under this Agreement are cumulative and in addition to all other rights or remedies that such Party may otherwise have at law or in equity.

8.14    Expenses.

Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other Series C Transaction Documents, including all fees and expenses of such Party’s agents, representatives, financial and legal advisors and accountants; provided, that (a) if the Closing with respect to Didi occurs, or (b) if the Closing with respect to Didi does not occur due to (x) the breach of any provision of this Agreement by any Warrantor or Partnership, or (y) any of the conditions set forth in Section 6 not being fulfilled due to any reason attributable to any Warrantor or Partnership, the Company shall be responsible for all such expenses of Didi up to US$140,000 by transferring an amount equal to such expenses of Didi, in US$ in immediately available funds, to a bank account designated by Didi not less than five (5) Business Days prior to the proposed date of transfer.

8.15    Termination of this Agreement.

(a)    The Agreement may be terminated prior to the Closing:

(i)    with respect to any Investor, by mutual written agreement between such Investor and the Company;

(ii)    with respect to any Investor, by such Investor by written notice to the Company, pursuant to Section 5.10;

(iii)    with respect to any Investor, by such Investor by written notice to the Company, if any Warrantor or Partnership is in material breach of any representation or warranty, covenant or agreement in this Agreement; provided, that such breach did not arise from a breach by such Investor of any provision of this Agreement;

(iv)    with respect to any Investor, by the Company by written notice to such Investor, if such Investor is in material breach of any representation or warranty, covenant or agreement in this Agreement; provided, that such breach did not arise from a breach by any Warrantor or Partnership of any provision of this Agreement; or

(v)    with respect to any Investor, by such Investor by written notice to the Company or by the Company by written notice to such Investor, if the Closing shall not have occurred on or prior to June 15, 2018; provided that (A) the termination right of the Company under this clause shall be conditional upon the fact that none of the Warrantors have materially breached their representations, warranties or covenants hereunder and the failure of the Closing is not due to any reasons attributable to any Warrantors; (ii) the termination rights of such Investor under this clause shall be conditional upon the fact that such Investor has not materially breached its representations, warranties or covenants under this Agreement and the failure of the Closing is not due to any reasons attributable to such Investor.

(b)    If this Agreement is terminated pursuant to Section 8.15(a), it shall become void and of no further force and effect, except for the provisions of this Section 8.15(b) and Section 1, Section5.8, Section 8.1 to Section 8.9 and Section 8.11 to Section8.14; provided, that such termination shall be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

8.16    Investors’ Obligations Being Several. All obligations of each Investor under Section 5.8(e) and each other provision of this Agreement and under any other Series C Transaction Document shall be several and not joint.

-- REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK --

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GROUP COMPANIES:

Cango Inc.

By:	/s/ ZHANG Xiaojun
Name:	ZHANG Xiaojun (张晓俊)
Title:	Director

Cango Group Limited

By:	/s/ ZHANG Xiaojun
Name:	ZHANG Xiaojun (张晓俊)
Title:	Director

Shanghai Cango Investment and Management Consultation Co., Ltd. (上海灿谷投资管理咨询服务有限公司) (公章)

By:	/s/ ZHANG Xiaojun
Name:	ZHANG Xiaojun (张晓俊)
Title:	Legal Representative

Can Gu Long (Shanghai) Information Technology Consulting Services Co., Ltd. (灿谷隆(上海)信息科技咨询服务有限公司 ) (公章)

By:	/s/ ZHANG Xiaojun
Name:	ZHANG Xiaojun (张晓俊)
Title:	Legal Representative

[Signature Page to Series C Preferred Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Shanghai Can Gu Electronic Science and Technology Co., Ltd. (上海灿谷电子科技有限公司) (公章)

By:	/s/ LIN Jiayuan
Name:	LIN Jiayuan
Title:	Legal Representative

Shanghai Can Gu Automobiles Sales and Services Co., Ltd. (上海灿谷汽车销售服务有限公司) (公章)

By:	/s/ LIN Jiayuan
Name:	LIN Jiayuan
Title:	Legal Representative

[Signature Page to Series C Preferred Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOUNDERS:

/s/ ZHANG Xiaojun
ZHANG Xiaojun (张晓俊)

/s/ LIN Jiayuan
LIN Jiayuan (林佳元)

FOUNDER HOLDING COMPANIES:

Eagle Central Holding Limited

By:	/s/ ZHANG Xiaojun
Name:	ZHANG Xiaojun (张晓俊)
Title:	Director

Medway Brilliant Holding Limited

By:	/s/ LIN Jiayuan
Name:	LIN Jiayuan (林佳元)
Title:	Director

[Signature Page to Series C Preferred Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARTNERSHIPS:

Huaiyuan L.P.

By:	/s/ XU Shouyan
Name:
Title:

Minghuai L.P.

By:	/s/ YU Beibei
Name:
Title:

Xiehuai L.P.

By:	/s/ LIN Jiayuan
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR

DiDi Sunshine Investments L.P.
By: its general partner, DiDi Sunshine GP Limited

By:	/s/ CHENG Wei
Name:	CHENG Wei
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR

CHJ Technologies Inc.

By:	/s/ LI Xiang
Name:
Title: